77M. Mergers

     On January 30, 2003, the Board of Trustees of Touchstone Variable Series Trust ("Trust") approved proposals to reorganize certain Funds of the Trust (each an "Acquiring Fund") by acquiring a similar series of The Legends Fund, Inc. or of the Touchstone Variable Series Trust (each a "Acquired Fund") listed next to it in the table below.


     ACQUIRING FUND                            ACQUIRED FUND
     --------------                            -------------

1.   Touchstone Large Cap Growth Fund          Harris Bretall Sullivan & Smith
                                               Equity Growth Portfolio
2.   Touchstone Large Cap Growth Fund          Touchstone Growth/Value Fund
3.   Touchstone Small Cap Value Fund           Third Avenue Value Portfolio
4.   Touchstone Money Market Fund - Class I    Touchstone Standby Income Fund
5.   Touchstone Value Plus Fund                Gabelli Large Cap Portfolio

     The Touchstone Large Cap Growth Fund became the legal survivor of the Touchstone Growth/Value Fund and the Legends Harris Bretall Sullivan & Smith Equity Growth Portfolio.

     The Touchstone Small Cap Value Fund became the legal survivor of the Legends Third Avenue Value Portfolio.

     The Touchstone Money Market Fund became the legal survivor of the Touchstone Standby Income Fund.

     The Touchstone Value Plus Fund became the legal survivor of the Legends Gabelli Large Cap Portfolio.

     Shareholders of the Touchstone Variable Series Trust and the Legends Funds, Inc. approved the reorganizations described above at a Special Joint Shareholder meeting held April 18, 2003.